Pollard Financial Ltd. BC79884

WORLD TRADE CENTRE
SUITE 404 – 999 CANADA PLACE
VANCOUVER, B.C., V6C 3E2
TEL: (604) 642-6190 FAX: (604) 642-6194

September 25, 2008

PRIVATE AND CONFIDENTIAL

Fox Energy Exploration Limited

Third Floor, 15 Poland Street, London, England, UK W1F 8QE

Re: Proposal for Corporate Finance Services

Following our recent discussions, I am pleased to provide the following terms under which Fox Energy Exploration Limited (the "Company") will retain Pollard Financial Ltd. (BC79884) ("Pollard Financial") to provide general corporate finance services with respect to its financing needs[1] and listing[2] on the TSX. Upon the Company's acceptance, this letter shall constitute the engagement agreement between the Company and Pollard Financial.

Appointment

1. The Company hereby engages the services of Pollard Financial as its financial advisor and Pollard Financial hereby accepts the engagement and agrees to act as the financial advisor of the Company from the date of acceptance of this letter for a period of twelve months, and thereafter, renewable monthly at the option of the Company, subject to the provision of paragraphs 15, 16, and 17 thereof.

Duties

2. As financial advisor to the Company, Pollard Financial also agrees to provide to the Company the following specific services:

    (a) assisting the Company in with introductions and presentations to Investors[3] including institutional and overseas investors, in order to meet the Company's financial needs, on a commercially reasonable best-efforts basis;

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[1] The Company has outlined a preliminary use of proceeds totaling $26 million (the "Financing"), and that $10 million is required prior to the end of November 2008. Debt, Equity or a combination thereof will be considered in order to meet the Company's financing needs, in the context of market conditions.

[2] The Company has indicated it is committed to achieving a listing on the TSX (the "Listing") on or before December 31, 2008 via entering into definitive and binding agreement with a Capital Pool Company (CPC) prior to closing any portion of the Financing.

[3] "Investors" include individual investors, retail stockbrokers, brokerage firms, investment baking firms and institutional investors.

(b) assisting the Company with all aspects pertaining to structuring and completing a Qualifying Transaction[4] with a CPC;

(c) assisting the Company with identifying potential joint ventures, acquisitions, mergers and strategic alliances, and undertaking detail technical evaluations of any assets or alliances to be undertaken

(d) assisting the Company in preparing appropriate marketing documentation;

(e) advise regarding corporate development and financial planning, market consultations and business plan consultations;

(f) the ongoing review of the composition of the shareholders of the Company; and

(g) the analysis of past and current patterns of trading of the securities of the Company.

As a result of providing the above services on an ongoing basis, Pollard Financial will spend a significant amount of its time and attention on the Company and its relationship with the Company enables it to be knowledgeable concerning the business and affairs of the Company.

Covenants

3. Pollard Financial covenants with the Company that at all times Pollard Financial will act on a basis that is fair and reasonable and exercise its powers and discharge its duties under this agreement honestly, in good faith and in what reasonably appears to Pollard Financial to be the best interests of the Company and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent financial advisor would exercise in comparable circumstances.

4. Further, Pollard Financial will comply with applicable stock exchange rules, regulatory bodies and securities laws and regulations in the jurisdictions in which it is representing the Company; and provided that the Company, on its part, provides all reasonable information and takes such other action, acting reasonably, as shall not otherwise be available to, or in the control of Pollard Financial, which is required for such compliance.

[4] Pursuant to Policy 2.4 of the TSX.

Acknowledgement

5. the Company acknowledges that:

   (a) Pollard Financial has, or is likely to have, individual, corporate or institutional clients who are shareholders of the Company (the "Clients") and financings will be restricted to accredited investors exemptions under the applicable securities laws only.

   (b) Pollard Financial acts, and will act, as consultant or financial advisor to other companies ("Competitors") in the same business as the Company; and

   (c) The interests of the Clients or the Competitors may come into conflict with those of the Company.

6. Pollard Financial shall be under no liability to the Company for, or as a result of, its acting as consultant or financial advisor to Competitors and Clients, or the manner in which it resolves conflicts of interest deriving therefrom, unless Pollard Financial has acted in any manner which is dishonest or grossly negligent.

Compensation

7. The Company will pay to Pollard Financial, in consideration for the services to be performed by Pollard Financial, remuneration as follows:

   (a) An engagement fee 25,000 common shares of Fox Petroleum Inc. (a Nevada corporation), payable upon signing of this agreement;

   (b) Seven percent (7%[5]) in cash of the gross proceeds from the Financing, to be deducted from the gross proceeds, and paid upon the closing (the "Closing") of each and any portion of the Financing. In addition, the Company shall issue Common Stock Warrants (the "Warrants") equal to 7% of the gross proceeds. The Warrants paid to Pollard Financial shall have a cashless exercise and will be priced as mutually agreed upon by the Company and Pollard Financial at the time of each Closing, with all Warrants having a term of two (2) years.

   (c) A Corporate Finance Fee of 100,000 common shares of Fox Petroleum Inc. (a Nevada corporation), payable upon completion of the Qualifying Transaction;

8. Any amounts due and payable hereunder and outstanding for in excess of 45 calendar days shall accrue interest at the rate of 1.5% per month, compounding on a monthly basis, both before and after judgment.

Expenses

9. All reasonable out of pocket costs, charges and expenses, including travel, incurred by Pollard Financial in the performance of its obligations under this letter shall be reimbursed by the Company.

Reporting Requirements

10. Pollard Financial shall report to the Company on a regular basis in such detail as the Company may reasonably request in connection with Pollard Financial's performance of its services hereunder.

11. The Company will provide to Pollard Financial such information, documents, data, advice, opinions and representations as Pollard Financial may reasonably request relating to the provision of the financial advisory services pursuant to this letter agreement. The Company represents and warrants that any information furnished to Pollard Financial will not knowingly contain any untrue statement of a material fact, or knowingly omit a material fact. The Company shall ensure that Pollard Financial is advised on a timely basis of any material change that may be reasonably considered relevant to this agreement.

Confidentiality

12. Pollard Financial acknowledges that the business carried on by the Company and it subsidiaries, if any, is an extremely competitive business and that disclosure of any confidential information about the business or financial affairs of the Company and its subsidiaries would place them at a competitive disadvantage. Pollard Financial shall use its reasonable commercial efforts to preserve and protect the confidential nature of any information concerning the business or financial affairs of the Company or any of its dealings, transactions or affairs which may be disclosed to Pollard Financial by employees, officers or agents of the Company during the duration of this agreement. Without restricting the generality of the foregoing, Pollard Financial shall not:

(a) disclose any of the aforesaid information to third parties without the prior written consent of the Company, provided that such consent shall not be required where the information is disclosed:

(i) to the employees, officers, representatives, agents or professional advisors of Pollard Financial to enable such persons to assist Pollard Financial in providing the financial advisory services to the Company hereunder;

(ii) to the employees, officers, agents or professional advisors of the Company or such other persons as the Company management may designate; or

(iii) pursuant to any law, statute or regulation, ordinance or administrative, regulatory or judicial order; or

(b) use any of the aforesaid information for its own purpose or benefit or to the detriment or intended probable detriment of the Company.

13. The covenants of Pollard Financial set forth in paragraph 12 shall not apply to information which:

(a) through no act or omission of Pollard Financial is or becomes generally known or part of the public domain;

(b) is furnished to others by the Company without restriction on disclosure; or

(c) is lawfully furnished to Pollard Financial by a third party without Pollard Financial's knowledge of a breach of any restriction on disclosure owed to the Company.

Indemnities

14. In consideration of Pollard Financial entering into this letter agreement, the Company further agrees with Pollard Financial that:

(a) it will protect and indemnity Pollard Financial and save it harmless against and from all losses, claims, damages or liabilities caused by or arising, directly or indirectly:

(i) by reason of an untrue statement contained in any information or documents provided by the Company to Pollard Financial or by reason of the omission to state therein any fact necessary to make the information or documents therein not misleading,

(ii) from the failure by the Company to notify Pollard Financial of any material change as required by this letter agreement, or

(iii) as a result of any order made by any Regulatory Authority, based upon an allegation that any such untrue statement or omission exists; and

(b) if any action or claim be brought against Pollard Financial in respect of which indemnity may be sought by the Company pursuant to the provisions of this letter agreement, Pollard Financial shall promptly notify the Company in writing, and the Company shall assume the defence thereof, including the employment of counsel and the payment of all expenses. Pollard Financial shall also have the right to employ separate counsel in any such action and participate in the defence thereof, and the fees and expenses of such counsel shall also be at the expense of the Company.

This indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified in this letter agreement obtained by Pollard Financial from any other person and shall remain in full form and effect notwithstanding the termination of this letter agreement.

Termination

15. This Agreement may be terminated by either party on thirty (30) days written notice.

16. The Company may terminate this agreement without prior notice for just cause, which shall include:

    (a) Pollard Financial committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the reasonable opinion of the Company, make Pollard Financial unsuitable to act on behalf of the Company; and

    (b) Pollard Financial failing to comply with any terms of this agreement with such failure not being rectified within 15 days of receipt of notice thereof from the Company.

17. Pollard Financial may terminate this agreement without prior notice for just cause, which shall include:

    (a) the Company committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the opinion of Pollard Financial, make representation of the Company by Pollard Financial unsuitable; and

    (b) the Company failing to comply with the terms of this agreement with such failure not being rectified within 15 days of receipt of notice from Pollard Financial.

18. If this agreement is terminated for any reason, Pollard Financial shall be entitled to receive, and the Company shall pay, Pollard Financial's fees and reimbursable expenses to the date of termination and Pollard Financial shall be entitled and the Company will not prohibit the exercise by Pollard Financial of any stock options granted by the Company until the Stock Option Agreement is no longer in effect which is 30 days after the date of such termination.

Binding Agreement

19 If you are in agreement with the terms of this proposal as outlined herein, please indicate your agreement by signature below, at which time this proposal shall become a binding agreement between the parties and shall be governed by and construed in accordance with the laws of British Columbia.

Yours very truly,

Pollard Financial Ltd. (BC79884)

Per: ______________________

Tony Pollard
President

AGREED AND ACCEPTED dated this 25 day of September 2008 on behalf of:

Fox Energy Exploration Limited

Per: ______________________ 26th September 2008.

Richard Moore
President